EXHIBIT 99.1
   SELECTED QUARTERLY FINANCIAL INFORMATION
           (UNAUDITED)

   Selected quarterly information for the years ended December 31, 1998 and 1997 is as follows (in thousands, except per share amounts):

                                           Quarter Ended
                          ------------------------------------------------------
   1998                   December 31   September 30     June 30       March 31
   ---------------------  -----------   ------------     ----------    ---------
   Revenues from
    Rental Operations     $ 95,522      $ 90,348         $ 83,079     $ 79,676
   Revenues from
    Service Operations       5,510         7,284            7,022        4,900
   Net income available
    for common shares       23,302        23,449           21,858       22,262
   Basic income per
    common share (2)      $   0.28      $   0.29         $   0.27     $   0.29
   Diluted income per
    common share (2)      $   0.27      $   0.29         $   0.27     $   0.29
   Weighted average
    common shares (2)       84,394        81,594           80,080       76,655
   Weighted average
    common and dilutive
    potential common
    shares (2)              96,074        93,279           91,830       88,596
   Funds From
    Operations (1)        $ 42,990      $ 39,421         $ 36,933     $ 34,730
   Cash flow provided
    by (used by):
     Operating
      activities          $ 72,079      $ 48,798         $ 61,260     $ 39,051
     Investing
      activities          (233,013)     (119,313)        (242,439)    (109,049)
     Financing
      activities           145,851        70,169          174,389       88,814

   1997
   --------------------
   Revenues from
    Rental Operations     $ 70,980      $ 56,218         $ 51,586     $ 50,918
   Revenues from
    Service Operations    $  7,393      $  5,917         $  5,129     $  3,939
   Net income available
    for common shares     $ 19,406      $ 16,911         $ 14,696     $ 14,986
   Basic income per
    common share (2)      $  0. 26      $   0.26         $  0. 23     $   0.24
   Diluted income
    per common share (2)  $  0. 25      $   0.26         $  0. 23     $   0.24
   Weighted average
    common shares (2)       75,466        65,309           63,168       61,624
   Weighted average
    common and dilutive
    potential common
    shares (2)              86,649        72,971           70,576       69,579
   Funds From
    Operations (1)        $ 33,126      $ 26,007         $ 24,406     $ 23,717
   Cash flow provided
    by (used by):
     Operating
      activities          $ 49,057      $ 38,676         $ 42,489     $ 28,973
     Investing
      activities          (216,788)     (205,129)        (134,244)     (41,163)
     Financing
      activities             3,952       337,478           81,865       19,853

(1) Funds From Operations is defined by the National Association of Real Estate Investment Trusts as net income or loss excluding gains or losses from debt restructuring and sales of property plus depreciation and amortization, and after adjustments for minority interest and unconsolidated companies (adjustments for minority interest and unconsolidated companies are calculated to reflect Funds From Operations on same basis). Funds From Operations does not represent cash flow from operations as defined by generally accepted accounting principles, should not be considered as an alternative to net income as an indicator of the Company's operating performance, and is not indicative of cash available to fund all cash flow needs.

(2) Amounts adjusted to reflect the Company's two-for-one stock split effected in August 1997.